Exhibit 10.1

AMENDED AND RESTATED

ADVISORY AGREEMENT

BY AND AMONG

BENEFIT STREET PARTNERS REALTY TRUST, INC.,

BENEFIT STREET PARTNERS REALTY OPERATING PARTNERSHIP, L.P.,

AND

BENEFIT STREET PARTNERS L.L.C.

Dated as of January 19, 2018

Table of Contents

1.	DEFINITIONS	1

2.	APPOINTMENT	9

3.	DUTIES OF THE ADVISOR	9

4.	AUTHORITY OF ADVISOR	12

5.	NO PARTNERSHIP OR JOINT VENTURE	12

6.	BANK ACCOUNTS	12

7.	RECORDS; ACCESS	12

8.	LIMITATIONS ON ACTIVITIES	12

9.	FEES	13

10.	EXPENSES	15

11.	OTHER SERVICES	17

12.	REIMBURSEMENT TO THE ADVISOR	17

13.	OTHER ACTIVITIES OF THE ADVISOR	17

14.	TERM; RENEWAL; TERMINATION WITHOUT CAUSE	18

15.	TERMINATION FOR CAUSE	20

16.	ASSIGNMENTS	20

17.	PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION	21

18.	NON-SOLICITATION	21

19.	INCORPORATION OF THE ARTICLES OF INCORPORATION AND THE OPERATING PARTNERSHIP AGREEMENT	21

20.	INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP	22

21.	INDEMNIFICATION BY ADVISOR	23

22.	ADVISOR INVESTMENT COMMITMENT	23

23.	NOTICES	24

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24.	MODIFICATION	24

25.	SEVERABILITY	24

26.	GOVERNING LAW	25

27.	ENTIRE AGREEMENT	25

28.	NO WAIVER	25

29.	PRONOUNS AND PLURALS	25

30.	HEADINGS	25

31.	EXECUTION IN COUNTERPARTS	25

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AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”) dated as of January [•], 2018 (the “Effective Date”), is entered into among Benefit Street Partners Realty Trust, Inc., a Maryland corporation (the “Company”), Benefit Street Partners Realty Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and Benefit Street Partners L.L.C., a Delaware limited liability company (the “Advisor”).

WITNESSETH

WHEREAS, the Company is a Maryland corporation organized in accordance with Maryland General Corporation Law and intends to qualify as a REIT;

WHEREAS, the Company is the general partner of the Operating Partnership;

WHEREAS, the Company, the Operating Partnership and the Advisor are parties to that certain Advisory Agreement, dated as of September 29, 2016 (the “Prior Agreement”), and now desire to amend and restate such Advisory Agreement;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of the Advisor (as defined below) and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board of Directors, all as provided herein; and

WHEREAS, the Advisor is willing to render such services, subject to the supervision of the Board of Directors, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows.

1.             DEFINITIONS. As used in this Agreement, the following terms have the definitions set forth below:

“Acquisition Expenses” means any and all expenses, exclusive of Acquisition Fees, incurred by the Company, the Operating Partnership, the Advisor or any of their Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investments, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, brokerage fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums, the costs of performing due diligence, and miscellaneous expenses related to selection and acquisition of Investments, whether or not acquired.

“Acquisition Fee” means the acquisition fee that was payable to the Advisor or its Affiliates pursuant the Prior Agreement.

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“Advisor” means Benefit Street Partners L.L.C., a Delaware limited liability company, any successor advisor to the Company and the Operating Partnership, or any Person to which Benefit Street Partners, L.L.C. or any successor advisor subcontracts substantially all its functions. Notwithstanding the foregoing, a Person hired or retained by Benefit Street Partners L.L.C. to perform property management and related services for the Company or the Operating Partnership that is not hired or retained to perform substantially all the functions of Benefit Street Partners L.L.C. with respect to the Company and the Operating Partnership as a whole shall not be deemed to be an Advisor.

“Advisor Change of Control” means, other than as set forth in the immediately following sentence, a change in the direct or indirect power to control or direct the management policies of the Advisor, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. An Advisor Change of Control shall not include changes resulting from any assignment of this Agreement by the Advisor as permitted hereby and in accordance with the terms hereof.

“Affiliate” or “Affiliated” means with respect to any Person, (i) any other Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such Person; (ii) any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such Person; (iii) any other Person directly or indirectly controlling, controlled by or under common control with such Person; (iv) any executive officer, director, trustee or general partner of such Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble, and such term shall include any amendment or supplement hereto from time to time.

“Annual Subordinated Performance Fee” means the fees payable to the Advisor or its assignees pursuant to Section 9(d).

“Articles of Incorporation” means the charter of the Company, as amended from time to time.

“Asset Management Fee” means the fees payable to the Advisor or its Affiliates pursuant to Section 9(c).

“Automatic Renewal Term” has the meaning set forth in Section 14(a).

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the Investments invested, directly or indirectly in equity interests in and loans secured by real estate, before deducting depreciation, bad debts, or other non-cash reserves, computed by taking the average of such values at the end of each month during such period. For an equity interest owned in a Joint Venture, the calculation of Average Invested Assets shall take into consideration the underlying Joint Venture’s aggregate book value for the equity interest.

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“Board of Directors” or “Board” means the Board of Directors of the Company.

“Business” means those investment strategies and objectives of the Company and any of its subsidiaries that account for the principal portion of the Company’s total portfolio of Investments, as such strategies and objectives may change from time to time in the future.

“Bylaws” means the bylaws of the Company, as amended and as the same are in effect from time to time.

“Cause Event” means (i) a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within thirty (30) days that the Advisor, any of its agents or any of its assignees has committed a felony or a violation of applicable securities laws that has a material adverse effect on the business of the Company or the ability of the Advisor to perform its duties under the terms of this Agreement, (ii) any Advisor Change of Control occurs that two-thirds (2/3) of the Independent Directors determines is materially detrimental to the Company taken as a whole as a result of (A) changes in personnel of the Advisor or (B) conflicts of interest arising after giving effect to the Advisor Change of Control; provided, however, that the Advisor will have an opportunity to address to the reasonable satisfaction of two-thirds (2/3) of the Independent Directors the consequence of the Advisor Change of Control that was determined to be materially detrimental to the Company taken as a whole, (iii) an order for relief in an involuntary bankruptcy case relating to the Advisor or the Advisor authorizing or filing a voluntary bankruptcy petition, (iv) the dissolution of the Advisor, or (v) a determination that the Advisor has committed fraud against the Company, misappropriated or embezzled funds of the Company, or has acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (v) are caused by an employee and/or officer of the Advisor or one of its Affiliates and the Advisor takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within thirty (30) days of the Advisor’s actual knowledge of the commission or omission, then such event shall not constitute a Cause Event.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Stock” means the shares of the Company’s common stock, par value $0.01 per share.

“Company” has the meaning set forth in the preamble.

“Contract Purchase Price” means the amount actually paid or allocated in respect of the purchase, development, construction, or improvement of Real Property, or the amount of funds advanced with respect to a mortgage financing provided by the Company, or the amount actually paid or allocated in respect of the purchase of other Investments, in each case exclusive of Acquisition Fees and Acquisition Expenses, but in each case including any indebtedness assumed or incurred in respect of such Real Property.

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“Director” means a director of the Company.

“Distributions” means any distributions of money or other property by the Company to Stockholders, including distributions that may constitute a return of capital for U.S. federal income tax purposes.

“Effective Date” has the meaning set forth in the preamble.

“Effective Termination Date” has the meaning set forth in Section 14(b).

“Equity” means (a) the sum of (1) the net proceeds from all issuances of Common Stock or other equity securities of the Company or the Operating Partnership since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company or any of its subsidiaries has paid to repurchase Common Stock or other equity securities of the Company or the Operating Partnership since inception. Equity excludes (1) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Advisor and the Independent Directors and approval by a majority of the Independent Directors.

“Excess Amount” has the meaning set forth in Section 12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. Reference to any provision of the Exchange Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Expense Year” has the meaning set forth in Section 12.

“Financings” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for selling commissions, underwriting discounts, placement agent fees, and dealer Manager fees, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced commissions, discounts, concessions or fees are paid to an underwriter or broker-dealer (where

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net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Share without reduction.

“Indemnitee” has the meaning set forth in Section 20.

“Independent Director” has the meaning set forth in the Articles of Incorporation.

“Independent Valuation Advisor” means a firm that is (i) engaged in the business of conducting appraisals on real estate properties, (ii) not an affiliate of the Advisor and (iii) engaged by the Company with the Board’s approval to appraise the Real Properties and other Investments pursuant to the Valuation Guidelines.

“Initial Term” has the meaning set forth in Section 14(a).

“Insourced Acquisition Expenses” means Acquisition Expenses incurred in connection with services performed by the Advisor or any of its Affiliates, including legal advisory expenses, due diligence expenses, personnel expenses, acquisition-related administrative and advisory expenses, survey, property and contract review expenses, travel and communications expenses and other closing costs.

“Investments” means any investments by the Company or the Operating Partnership, directly or indirectly, in Real Estate Assets, Real Estate Related Loans or any other asset.

“Joint Ventures” means the joint venture or partnership or other similar arrangements (other than between the Company and the Operating Partnership) in which the Company or the Operating Partnership or any of their subsidiaries is a co-venturer, limited liability company member, limited partner or general partner, which are established to acquire or hold Investments.

“Listing” means the listing of the Common Stock on a national securities exchange, or the inclusion of the Common Stock for trading in the over-the-counter-market.

“Market Check” means an analysis comparing (a) the amount of Insourced Acquisition Expenses paid in the previous calendar year to the Advisor or any of its Affiliates with (b) the projected amount of Acquisition Expenses for the following calendar year assuming that a Person other than the Advisor or its Affiliates performs substantially similar services for a substantially similar amount of Investments.

“Minimum Equity Investment” has the meaning set forth in Section 22.

“NASAA REIT Guidelines” means the Statement of Policy Regarding Real Estate Investment Trusts as revised and adopted by the North American Securities Administrators Association on May 7, 2007, as the same may be amended from time to time.

“NAV” means the Company’s net asset value, as approved by the Board and as calculated pursuant to the Valuation Guidelines.

“Net Income” means, for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for

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depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets.

“Notice” has the meaning set forth in Section 24.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 14(c).

“Offering” means any offer and sale of Shares by the Company for cash , other than the Shares offered pursuant to the dividend reinvestment component of the Company’s distribution reinvestment and stock purchase plan.

“Operating Partnership” has the meaning set forth in the preamble.

“Operating Partnership Agreement” means the Agreement of Limited Partnership of the Operating Partnership, among the Company, the Operating Partnership and Benefit Street Partners Realty Trust LP, LLC, as the same may be amended from time to time.

“OP Units” means units of limited partnership interest in the Operating Partnership.

“Organization and Offering Expenses” means all expenses (other than any selling commissions, placement agent fees, underwriting discounts and dealer manager fees) to be paid by the Company in connection with an Offering, including legal, accounting, printing, mailing and filing fees, charges of the escrow holder, transfer agent expenses, due diligence expense reimbursements to broker-dealers and amounts to reimburse the Advisor for its portion of the salaries of the employees of its affiliates who provide services to the Advisor and other costs in connection with administrative oversight of the Offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by soliciting dealers; provided, however, that the Company will not pay the Advisor for salaries and benefits paid to the executive officers of the Company.

“Person” has the meaning set forth in the Articles of Incorporation.

“Prior Agreement” has the meaning set forth in the preamble,

“Prospectus” means a final prospectus of the Company filed pursuant to Rule 424(b) of the Securities Act, as the same may be amended or supplemented from time to time.

“Real Estate Assets” means any investment by the Company or the Operating Partnership in unimproved and improved Real Property (including fee or leasehold interests, options and leases), directly, through one or more subsidiaries or through a Joint Venture.

“Real Estate Related Loans” means any investments in mortgage loans and other types of real estate related debt financing, including first mortgage loans, mezzanine loans, bridge loans, convertible mortgages, wraparound mortgage loans, construction loans, loans on leasehold interests or other loans related to commercial real estate and participations in such loans, by the Company or the Operating Partnership, directly, through one or more subsidiaries or through a Joint Venture.

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“Real Property” means (i) land, (ii) rights in land (including leasehold interests), and (iii) any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” means a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both, as defined pursuant to Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder

“Sale” or “Sales” means any transaction or series of transactions whereby: (i) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its direct or indirect ownership of any Real Estate Asset, Real Estate Related Loan or other Investment or portion thereof, including the lease of any Real Estate Assets consisting of a building only, and including any event with respect to any Real Estate Assets that gives rise to a significant amount of insurance proceeds or condemnation awards; (ii) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all the direct or indirect interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer, member or partner; (iii) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer, member or partner sells, grants, transfers, conveys or relinquishes its direct or indirect ownership of any Real Estate Assets or portion thereof, including any event with respect to any Real Estate Assets which gives rise to insurance claims or condemnation awards; (iv) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its direct or indirect interest in any Real Estate Related Loans or portion thereof (including with respect to any Real Estate Related Loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (v) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its direct or indirect ownership of any other asset not previously described in this definition or any portion thereof, but not including any transaction or series of transactions specified in clauses (i) through (v) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more assets within 180 days thereafter.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Shares” means the shares of beneficial interest or of common stock of the Company of any class or series, including Common Stock, that has the right to elect the Directors of the Company.

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“Stockholders” means the holders of record of the Shares as maintained on the books and records of the Company or its transfer agent.

“Termination Fee” means a termination fee equal to two (2) times the sum of (i) the average annual Asset Management Fee paid or payable, and (ii) the average Annual Subordinated Performance Fee paid or payable to the Advisor during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date, or, if this Agreement is terminated prior to September 29, 2018 and such termination fee is payable, the Asset Management Fee and the Annual Subordinated Performance Fee shall be annualized for the period from September 29, 2016 to the most recently completed calendar quarter prior to the Effective Termination Date based on the Asset Management Fee and Annual Subordinated Performance Fee actually paid or payable to the Advisor during such period; provided, however, that upon the earlier of (A) the third anniversary of the Effective Date or (B) a Listing, the termination fee shall equal three (3) times the sum of (i) the average annual Asset Management Fee paid or payable, and (ii) the average Annual Subordinated Performance Fee paid or payable to the Advisor during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date, or, if this Agreement is terminated prior to September 29, 2018 and such termination fee is payable, the Asset Management Fee and the Annual Subordinated Performance Fee shall be annualized for the period from September 29, 2016 to the most recently completed calendar quarter prior to the Effective Termination Date based on the Asset Management Fee and Annual Subordinated Performance Fee actually paid or payable to the Advisor during such period.

“Termination Notice” has the meaning set forth in Section 14(b).

“Termination Without Cause” has the meaning set forth in Section 14(b).

“Total Operating Expenses” means all cost and expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the operation of the Company or to Company business, including advisory fees, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (i) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with NASAA REIT Guidelines, (vi) Acquisition Fees and Acquisition Expenses, (vii) real estate commissions on the Sale of Real Property, (viii) financing coordination fees, and (ix) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property). The definition of “Total Operating Expenses” set forth above is intended to encompass only those expenses which are required to be treated as Total Operating Expenses under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company which is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of Total Operating Expenses for purposes hereof.

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“Total Return” means for any year the change in the GAAP stockholders’ equity of the Company, on a per share basis, from January 1 through December 31 of such year plus the Distributions and dividends paid by Company on a per share basis during such year.

“Valuation Guidelines” means the valuation guidelines adopted by the Board, as may be amended from time to time.

“2%/25% Guidelines” has the meaning set forth in Section 12.

2.              APPOINTMENT . The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor to perform the services set forth herein on the terms and subject to the conditions set forth in this Agreement and subject to the supervision of the Board, and the Advisor hereby accepts such appointment.

3.              DUTIES OF THE ADVISOR. The Advisor will use its reasonable best efforts to present to the Company and the Operating Partnership potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation, Bylaws and the Operating Partnership Agreement, the Advisor, directly or indirectly, will:

(a)           serve as the Company’s and the Operating Partnership’s investment and financial advisor and provide research and economic and statistical data in connection with the Company’s assets and investment policies;

(b)           provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions necessary for the day-to-day management of the operations of the Company and the Operating Partnership;

(c)           investigate, select and, on behalf of the Company and the Operating Partnership, engage and conduct business with and supervise the performance of such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder (including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, property managers, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing), including Affiliates of the Advisor and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services (including entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing);

(d)               consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company or the Operating Partnership;

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(e)           subject to the provisions of Section 4, (i) participate in formulating an investment strategy and asset allocation framework; (ii) locate, analyze and select potential Investments; (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of Investments will be made; (iv) research, identify, review, recommend and arrange acquisitions and dispositions of Investments to the Board and make Investments on behalf of the Company and the Operating Partnership in compliance with the investment objectives and policies of the Company; (v) review and analyze each property’s operating and capital budget; (vi) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, Investments; (vii) enter into leases and service contracts for Real Estate Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Real Estate Assets; (viii) actively oversee and manage Investments for purposes of meeting the Company’s investment objectives and reviewing and analyzing financial information for each of the Investments and the overall portfolio; (ix) select Joint Venture partners, structure corresponding agreements and oversee and monitor these relationships; (x) oversee, supervise and evaluate Affiliated and non-Affiliated property managers who perform services for the Company or the Operating Partnership; (xi) oversee Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (xii) manage accounting and other record-keeping functions for the Company and the Operating Partnership, including reviewing and analyzing the capital and operating budgets for the Real Estate Assets and generating an annual budget for the Company; (xiii) recommend various liquidity events to the Board when appropriate; and (xiv) source and structure Real Estate Related Loans;

(f)           upon request, provide the Board with periodic reports regarding prospective investments;

(g)          make investments in, and dispositions of, Investments within the discretionary limits and authority as granted by the Board;

(h)          negotiate on behalf of the Company and the Operating Partnership with banks or other lenders for Financings with the Company, the Operating Partnership or any of their subsidiaries as the borrower, negotiate with investment banking firms and broker-dealers on behalf of the Company, the Operating Partnership or any of their subsidiaries to obtain Financing for the Company, the Operating Partnership or any of their subsidiaries and negotiate private sales of Shares or other securities of the Company, the Operating Partnership or any of their subsidiaries, but in no event in such a manner so that the Advisor shall be acting as broker-dealer or underwriter; provided, however, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company, the Operating Partnership or any of their subsidiaries;

(i)             obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Investments or contemplated investments of the Company and the Operating Partnership;

(j)             from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company and the Operating Partnership under

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this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its Affiliates;

(k)               provide the Company and the Operating Partnership with all necessary cash management services;

(l)                 deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Real Estate Assets as may be required to be obtained by the Board;

(m)             effect any private placement of OP Units, tenancy-in-common or other interests in Investments as may be approved by the Board;

(n)               perform investor-relations and Stockholder communications functions for the Company;

(o)               maintain the Company’s accounting and other records and assist the Company in filing all reports required to be filed by it with the U.S. Securities and Exchange Commission, the Internal Revenue Service and other regulatory agencies;

(p)               notify the Board of all proposed material transactions before they are completed;

(q)               render such services as may be reasonably determined by the Board of Directors consistent with the terms and conditions herein;

(r)                do all things reasonably necessary to assure its ability to render the services described in this Agreement;

(s)                when directed by the Board of Directors, calculate the NAV and in connection therewith obtain valuations performed by the Independent Valuation Advisors; and

(t)                 supervise one or more Independent Valuation Advisors and, if and when necessary, recommend to the Board its replacement.

Notwithstanding the foregoing or anything else that may be to the contrary in this Agreement, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or its Affiliate remains responsible for the performance of the duties set forth in this Section 3.

4.             AUTHORITY OF ADVISOR.

(a)               Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 8), and subject to the continuing and exclusive authority of the Board over the supervision of the Company, the Company, acting on the authority of the Board of Directors, hereby delegates to the Advisor the authority to perform the services described in Section 3.

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(b)               Notwithstanding anything herein to the contrary, all acquisitions of Real Estate Assets will require the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board specified by the Board, as the case may be.

(c)               If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information reasonably required by them to evaluate properly the proposed transaction.

(d)               The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.

5.                  NO PARTNERSHIP OR JOINT VENTURE. The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

6.                  BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in the name of the Company or the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and, upon request, the Advisor shall render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

7.                  RECORDS; ACCESS. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time and from time to time. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

8.                  LIMITATIONS ON ACTIVITIES. Notwithstanding anything herein to the contrary, the Advisor shall refrain from taking any action which, in its sole judgment, or in the sole judgment of the Company, made in good faith, would (a) adversely affect the status of the Company as a REIT, unless the Board has determined that REIT qualification is not in the best interests of the Company and its Stockholders, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Operating Partnership or the Shares, or otherwise not be permitted by the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

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9.            FEES.

(a)               Acquisition Fee. Pursuant to the Prior Agreement, the Company was required to pay an Acquisition Fee to the Advisor or its Affiliates as compensation for services rendered in connection with the investigation, selection, acquisition and origination (by purchase, investment or exchange) of Investments, subject to limitations set forth therein. The Advisor is not entitled to acquisition fees pursuant to this Agreement, except that the Advisor is entitled to payment for Acquisition Fees earned but not paid pursuant to the Prior Agreement.

(b)               Limitation on Total Acquisition Fees and Acquisition Expenses.

(i)                 The total of all Acquisition Fees and Acquisition Expenses payable in connection with the Company’s total portfolio of Investments and reinvestments, if any, shall be reasonable and shall not exceed an amount equal to four and one-half percent (4.5%) of the sum of (a) the Contract Purchase Price of the Company’s total portfolio of Investments acquired and (b) the amount advanced for the Company’s total portfolio of Investments made; provided, however, that the Advisor (A) will not be entitled to Acquisition Fees or reimbursement of Acquisition Expenses if there are insufficient Offering proceeds or capital proceeds to pay such expenses and (B) such expenses not paid to the Advisor will not be accrued and paid in subsequent periods to the extent that there are not sufficient Offering or capital proceeds to pay them.

(ii)              In accordance with the Articles of Incorporation, the total of all Acquisition Fees and Acquisition Expenses payable in connection with any Investment or any reinvestment shall be reasonable and shall not exceed an amount equal to four and one-half percent (4.5%) of the Contract Purchase Price of the Investment acquired or four and one-half percent (4.5%) of the amount advanced for any Investment made; provided, further, however, that a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve fees and expenses in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Company.

(c)               Asset Management Fee. The Company shall pay the Advisor or its Affiliates as compensation for services rendered in connection with the management of the Company’s Investments an annual Asset Management Fee equal to one and one-half percent (1.5%) of Equity. The Asset Management Fee will be payable monthly in arrears. If applicable, the initial and final installments of the Asset Management Fee shall be pro-rated based on the number of days during the initial and final month, respectively, that this Agreement is in effect.

(d)               Annual Subordinated Performance Fee. The Company may pay an Annual Subordinated Performance Fee to the Advisor calculated on the basis of the Total Return for any year in which the Company’s Total Return exceeds six percent (6%) per annum. With respect to such year, the Advisor will be paid fifteen percent (15%) of the excess Total Return, not to exceed ten percent (10%) of the aggregate Total Return for such year. This fee will only be payable upon the Sale of Investments, Distributions or other event which results in the Company’s Total Return exceeding six percent (6%) per annum. This fee will be calculated annually and will be payable monthly over 12 months following the year for which the fee is being paid.

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(e)               Payment of Fees. In connection with the Acquisition Fee and Annual Subordinated Performance Fee, the Company shall pay such fees to the Advisor or its Affiliates in cash or in Shares, or a combination of both, the form of payment to be determined, except as set forth in Section 22, in the sole discretion of the Advisor. The Asset Management Fee shall be payable, at the discretion of the Board of Directors, in cash, Shares or grants of restricted Shares, or any combination thereof. For the purposes of the payment of any fees in Shares each Share shall be valued using per share NAV; provided, however, that in the case of Asset Management Fees payable in grants of restricted shares, each Share shall be valued in a manner consistent with the provisions of the equity incentive plan of the Company.

(f)                Exclusion of Certain Transactions.

(i)                 If the Company or the Operating Partnership shall propose to enter into any transaction in which the Advisor, any Affiliate of the Advisor or any of the Advisor’s directors or officers has a direct or indirect interest, then such transaction shall be approved by a majority of the Board not otherwise interested in such transaction, including a majority of the Independent Directors.

(ii)              If the Board elects to internalize any management services provided by the Advisor, neither the Company nor the Operating Partnership shall pay any compensation or other remuneration to the Advisor or its Affiliates in connection with such internalization of management services.

(g)               Limitation on Insourced Acquisition Expenses.

(i)                 The total of all Insourced Acquisition Expenses with respect to any Investment shall initially be fixed at, and shall not exceed, 0.50% of the Contract Purchase Price of the Investment or 0.50% of the amount advanced for an Investment, which the Company shall pay to the Advisor or its Affiliate at the closing of each Investment. For the avoidance of doubt, no payment in respect of Insourced Acquisition Expenses shall be made unless the Advisor or its Affiliates shall have performed services related to selecting, evaluating and acquiring an Investment, regardless of whether such Investment is ultimately acquired.

(ii)              The total of all Insourced Acquisition Expenses for any calendar year shall initially be fixed at, and shall not exceed, 0.50% of the sum of (a) the Contract Purchase Price of the Investments acquired during such period and (b) the amounts advanced for the Investments made during such period (to be prorated for any partial calendar year); provided, however, within a reasonable period of time following the end of each such calendar year, the Company shall perform a Market Check and provide the results thereof to the Advisor within a reasonable period of time and, if the result of the Market Check is that the projected amount of Acquisition Expenses that would be incurred if substantially similar services with respect to a substantially similar amount of Investments were to be provided by a Person other than the Advisor or any of its Affiliates during the subsequent calendar year is lower than the amount of Insourced Acquisition Expenses paid to the Advisor or its Affiliates during the previous calendar year, either (A) the Advisor shall agree to reduce the cap on the Insourced Acquisition Expenses until the next Market Check such that the cap on Insourced Acquisition Expenses does not exceed the projected amount of Acquisition Expenses that would be incurred if substantially similar services

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with respect to a substantially similar amount of Investments were to be provided by a Person other than the Advisor or any of its Affiliates during the subsequent calendar year or (B) the Company may outsource to a Person other than the Advisor or its Affiliate certain services previously provided by the Advisor or its Affiliates until the next Market Check.

(iii)            This Section 9(g) of this Agreement shall be effective as of the date of this Agreement with respect to each Investment going forward.

10.              EXPENSES.

(a)               In addition to the compensation paid to the Advisor pursuant to Section 9, the Company or the Operating Partnership shall pay directly or reimburse the Advisor for all the expenses paid or actually incurred by the Advisor or its Affiliates in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, the following:

(i)                 Organization and Offering Expenses, including third-party due diligence fees related to an Offering, as set forth in detailed and itemized invoices; provided, however, that the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount of Organization and Offering Expenses paid by the Company and the Operating Partnership to exceed two percent (2.0%) of the Gross Proceeds raised in all Offerings;

(ii)              Acquisition Expenses, subject to the limitations set forth in Section 9(b), including Insourced Acquisition Expenses, subject to the limitations set forth in Section 9(g);

(iii)            the actual cost of goods and services used by the Company and obtained from Persons not Affiliated with the Advisor;

(iv)             interest and other costs for Financings, including discounts, points and other similar fees, taxes and assessments on income of the Company or Investments, and accounting fees, legal fees, closing and other similar costs;

(v)               costs associated with insurance required in connection with the business of the Company or by the Board;

(vi)             expenses of managing and operating Investments owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(vii)          all expenses in connection with payments to the Directors for attending meetings of the Board and Stockholders;

(viii)        expenses associated with a Listing, if applicable, or with the issuance and distribution of Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

(ix)             expenses connected with payments of Distributions;

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(x)               the costs of maintaining compliance by the Company with all federal, state and local rules and regulations or any other regulatory agency;

(xi)             costs and expenses incurred in contracting with third parties on behalf of the Company;

(xii)          expenses of organizing, revising, amending, converting, modifying or terminating the Company, the Operating Partnership or any subsidiary thereof or the Articles of Incorporation, Bylaws or governing documents of the Operating Partnership or any subsidiary of the Company or the Operating Partnership;

(xiii)        expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiv)         administrative service expenses, including all costs and expenses incurred by Advisor or its Affiliates in fulfilling its duties hereunder, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services; provided, however, that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees perform services for which the Advisor receives an Acquisition Fee and that the Company will not pay the Advisor for salaries and benefits paid to the executive officers of the Company; and

(xv)           costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Company by providers retained by the Advisor.

(b)               Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership or in connection with the services provided by the Advisor hereunder and payable pursuant to this Section 10 shall be reimbursed (excluding Insourced Acquisition Expenses which shall be paid as described in Section 9(g)(i) of this Agreement), no less than monthly, to the Advisor.

11.              OTHER SERVICES. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3 , such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by the Advisor and the Board, including a majority of the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

12.              REIMBURSEMENT TO THE ADVISOR. The Company shall not reimburse the Advisor at the end of any fiscal quarter in which Total Operating Expenses incurred by the Advisor for the four (4) consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of two percent (2%) of Average Invested Assets or twenty-five percent (25%) of Net Income (the “2%/25% Guidelines”) for such Expense Year. Any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company or, at the option of the Company, subtracted from the Total Operating Expenses reimbursed during the subsequent fiscal quarter. If there is an Excess Amount in any Expense Year and the Independent Directors determine that such excess was justified based on unusual and nonrecurring factors

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which they deem sufficient, then the Excess Amount may be carried over and included in Total Operating Expenses in subsequent Expense Years and reimbursed to the Advisor in one or more of such years, provided that there shall be sent to the Stockholders a written disclosure of such fact within sixty (60) days of the end of the fiscal quarter, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. Such determination shall be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

13.              OTHER ACTIVITIES OF THE ADVISOR.

(a)               Except as set forth in Section 13 (b), nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee or stockholder of the Advisor or any of its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person and earn fees for rendering such services; provided, however, that the Advisor must devote sufficient resources to the Company’s Business to discharge its obligations to the Company under this Agreement. Upon satisfaction of the requirements of Section 13(b), the Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor may earn fees for rendering such advice and service.

The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

(b)               During the Term of this Agreement, neither the Advisor nor any of its subsidiaries will, directly or indirectly, without the prior written consent of the Company, manage, operate, or advise any other REIT that is engaged in the Business in any geographical region which accounts for a significant portion of the Company’s total portfolio of Investments; provided, however, that neither the Advisor nor any of its subsidiaries will, directly or indirectly, without the prior written consent of the Company, provide any services related to fixed-rate conduit lending to any other Person or entity; provided further, however, that should the Company change its Business after the Effective Date, the Advisor and its subsidiaries may, directly or indirectly, without the prior written consent of the Company, continue to manage, operate, or advise any REIT that the Advisor has a prior existing relationship with and that (i) is engaged in the Business as of such Company change and (ii) was engaged in the Business prior to such Company change. It is further expressly agreed that the Company will or would suffer irreparable injury of the Company in violation of the preceding sentence of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate

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jurisdiction, and Advisor further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Advisor or any of its subsidiaries from competing with the Company or any of its subsidiaries, in the areas noted in the preceding sentence in violation of this Agreement.

14.              TERM; RENEWAL; TERMINATION WITHOUT CAUSE .

(a)               This Agreement became effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”), unless the Company or the Advisor elects not to renew this Agreement in accordance with Section 14(b) or Section 14(d), respectively.

(b)               Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon one hundred and eighty (180) days’ prior written notice to the Advisor (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds (2/3) of the Independent Directors that (i) there has been unsatisfactory performance by the Advisor that is materially detrimental to the Company or (ii) the Asset Management Fee and Annual Subordinated Performance Fee payable to the Advisor are not fair, subject to Section 14(c) hereof. In the event of a Termination Without Cause, the Company shall pay the Advisor the Termination Fee before or on the one hundred eightieth (180th) day following the date of the Termination Notice, or such other date as mutually agreed by the Company and the Advisor (the “Effective Termination Date”). The Company may terminate this Agreement upon the occurrence of a Cause Event pursuant to Section 15 hereof even after a Termination Notice and, in such case, no Termination Fee shall be payable.

(c)               Notwithstanding the provisions of subsection (b) of this Section 14, if the reason for nonrenewal specified in the Company’s Termination Notice is that two-thirds (2/3) of the Independent Directors have determined that the Asset Management Fee and Annual Subordinated Performance Fee payable to the Advisor are not fair, the Company shall not have the foregoing nonrenewal right in the event the Advisor agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at fees that at least two-thirds (2/3) of the Independent Directors determine to be fair; provided, however, the Advisor shall have the right to renegotiate the Asset Management Fee and/or Annual Subordinated Performance Fee by delivering to the Company, not less than forty-five (45) days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Asset Management Fee and/or Annual Subordinated Performance Fee. Thereupon, the Company and the Advisor shall endeavor to negotiate the Asset Management Fee and/or Annual Subordinated Performance Fee in good faith. If the Company and the Advisor agree to a revised Asset Management Fee, Annual Subordinated Performance Fee or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force

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and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Asset Management Fee, Annual Subordinated Performance Fee or other compensation structure shall be the revised Asset Management Fee, Annual Subordinated Performance Fee or other compensation structure as then agreed upon by the Company and the Advisor. The Company and the Advisor agree to execute and deliver an amendment to this Agreement setting forth such revised Asset Management Fee, Annual Subordinated Performance Fee or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Advisor are unable to agree to a revised Asset Management Fee, Annual Subordinated Performance Fee or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Advisor the Termination Fee upon the Effective Termination Date.

(d)               No later than one hundred eighty (180) days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Advisor may deliver written notice to the Company informing it of the Advisor’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Advisor the Termination Fee if the Advisor terminates this Agreement pursuant to this Section 14(d).

(e)               Except as set forth in this Section 14, a nonrenewal of this Agreement pursuant to this Section 14 shall be without any further liability or obligation of either party to the other, except as provided in Sections 18 through 22 and Sections 24 through 32 of this Agreement.

(f)                The Advisor shall cooperate, at the Company’s expense, with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new Advisor.

15.              TERMINATION FOR CAUSE.

(a)               The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Advisor, without payment of any Termination Fee, upon the occurrence of a Cause Event.

(b)               The Advisor may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period. The Company is required to pay to the Advisor the Termination Fee if the termination of this Agreement is made pursuant to this Section 15(b).

(c)               The Advisor may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act of 1940, as amended, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

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16.              ASSIGNMENTS.

(a)               Assignments by the Advisor. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Advisor, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any permitted assignment (including to an Affiliate of the Advisor as set forth below) shall bind the assignee under this Agreement in the same manner as the Advisor is bound, and the Advisor shall be liable to the Company and the Operating Partnership for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Advisor. Notwithstanding anything to the contrary in this Agreement, the Advisor may, without the approval of the Company or the Independent Directors, (i) assign this Agreement to an Affiliate of the Advisor and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as assignment or delegation does not require the Company’s approval under the Investment Company Act of 1940, as amended, or does not result in a “change of control” as interpreted under the Investment Advisers Act of 1940, as amended (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Advisor under this Agreement.

(b)               Assignments by the Company or the Operating Partnership. This Agreement shall not be assigned by the Company or the Operating Partnership without the prior written consent of the Advisor, except in the case of assignment by the Company or the Operating Partnership to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company or the Operating Partnership, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company or the Operating Partnership, as applicable, is bound under this Agreement.

17.              PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.

(a)               Amounts Owed. After the Effective Termination Date, the Advisor shall be entitled to receive from the Company or the Operating Partnership within thirty (30) days after the effective date of such termination all amounts then accrued and owing to the Advisor, including all its interest in the Company’s and the Operating Partnership’s income, losses, distributions and capital by payment of an amount equal to the then-present fair market value of the Advisor’s interest (as provided by the Operating Partnership Agreement), subject to the 2%/25% Guidelines to the extent applicable.

(b)               Advisor’s Duties. The Advisor shall promptly upon termination of this Agreement:

(i)                 pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

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(ii)              deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)            deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

(iv)             cooperate with the Company and the Operating Partnership to provide an orderly management transition.

18.              NON-SOLICITATION. The Company agrees not to solicit any current and/or future employees of Advisor for employment or in any consulting or similar capacity during the term of this Agreement and for two (2) years following the termination of this Agreement without the consent of the Advisor.

19.              INCORPORATION OF THE ARTICLES OF INCORPORATION AND THE OPERATING PARTNERSHIP AGREEMENT. To the extent that the Articles of Incorporation or the Operating Partnership Agreement impose obligations or restrictions on the Advisor or grant the Advisor certain rights which are not set forth in this Agreement, the Advisor shall abide by such obligations or restrictions and such rights shall inure to the benefit of the Advisor with the same force and effect as if they were set forth herein.

20.              INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP.

(a)               The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, as well as their respective officers, directors, equity holders, members, partners, stockholders, other equity holders and employees (collectively, the “Indemnitees ,” and each, an “Indemnitee”), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of New York or the Articles of Incorporation. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any loss or liability suffered by such Indemnitee, nor shall they provide that an Indemnitee be held harmless for any loss or liability suffered by the Company and the Operating Partnership, unless all the following conditions are met:

(i)                 the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Company and the Operating Partnership;

(ii)              the Indemnitee was acting on behalf of, or performing services for, the Company or the Operating Partnership;

(iii)            such liability or loss was not the result of the Indemnitee’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; and

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(iv)             such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

(b)               Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company and the Operating Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:

(i)                 there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;

(ii)              such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or

(iii)            a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the U.S. Securities and Exchange Commission and of the published position of any state securities regulatory authority of a jurisdiction in which securities of the Company or the Operating Partnership were offered or sold as to indemnification for violation of securities laws.

(c)               In addition, the advancement of the Company’s or the Operating Partnership’s funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all the following conditions are satisfied:

(i)                 the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership;

(ii)              the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a Stockholder acting in such Stockholder’s capacity as such and a court of competent jurisdiction specifically approves such advancement;

(iii)            the Indemnitee provides the Company or the Operating Partnership with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

(iv)             the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.

21.              INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses, including reasonable attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however,

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that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

22.             ADVISOR INVESTMENT COMMITMENT. The Advisor hereby agrees that it and its Affiliates collectively shall acquire equity securities of the Company equal to an aggregate purchase price (before any dealer or broker commissions or fees) of not less than $10 million (the “Minimum Equity Investment”). In satisfaction of its agreement to make the Minimum Equity Investment, the Advisor further agrees that the Advisor and its Affiliates shall (i) acquire equity securities of the Company having an aggregate purchase price of not less than $5 million within one hundred eighty (180) days following the Effective Date, and (ii) until such time as the Advisor and its Affiliates collectively own equity securities of the Company having an aggregate purchase price of not less than the Minimum Equity Investment, the Advisor agrees that 100% of the fees payable pursuant to the Annual Subordinated Performance Fee shall be payable in shares of Common Stock; provided further, that such shares of Common Stock shall be counted towards the satisfaction of the Minimum Equity Investment. Shares of Common Stock issuable pursuant to clause (ii) of this Section 22 shall equal the quotient of the Annual Subordinated Performance Fee payable to the Advisor divided by the per share NAV at the time of issuance.

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23.              NOTICES.

Any notice, report or other communication (each a “Notice”) required or permitted to be given hereunder shall be in writing unless some other method of giving such Notice is required by the Articles of Incorporation or the Bylaws, and shall be given by being delivered by hand, by courier or overnight carrier or by registered or certified mail to the addresses set forth below:

To the Company:	Elizabeth K. Tuppeny Lead Independent Director—Benefit Street Partners Realty Trust, Inc. c/o Michael E. McTiernan Hogan Lovells US LLP Columbia Square 555 Thirteenth Street NW Washington, D.C. 20004

To the Operating Partnership:	Elizabeth K. Tuppeny
Lead Independent Director— Benefit Street Partners Realty Operating Partnership, L.P.
c/o Michael E. McTiernan
Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street NW
Washington, D.C. 20004

To the Advisor:	Benefit Street Partners L.L.C. C/O Benefit Street Partners L.L.C. 9 West 57th Street Suite 4920 New York, NY 10019 Attention: David Manlowe

with a copy to:

Ettore Santucci
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Any party may at any time give Notice in writing to the other parties of a change in its address for the purposes of this Section 23.

24.              MODIFICATION. This Agreement shall not be amended, supplemented, terminated or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

25.              SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by

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virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

26.              GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

27.              ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

28.              NO WAIVER. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. In addition, nothing contained in this Agreement (including Section 20) shall constitute a waiver by the Company of any of its legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

29.              PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

30.              HEADINGS. The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

31.              EXECUTION IN COUNTERPARTS. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Benefit Street Partners Realty TRUST, INC.

By:		/s/ Richard Byrne
Name: Richard Byrne
Title: Chief Executive Officer

Benefit Street Partners Realty OPERATING PARTNERSHIP, L.P.

By:		Benefit Street Partners Realty Trust, Inc.
its General Partner

	By:	/s/ Richard Byrne
Name: Richard Byrne
Title: Chief Executive Officer

Benefit Street Partners L.L.C.

By:		/s/ David Manlowe
Name: David Manlowe
Title: Chief Operating Officer

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